UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

 Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 06, 2016

CB SCIENTIFIC, INC.
(Exact name of registrant as specified in charter)

Oregon	000-1022183	93-1216387
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

	10901 Roosevelt Blvd Suite, 1000 Saint Petersburg, Florida	33716
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (720) 370-3554

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant's management as well as estimates and assumptions made by Registrant's management. When used in the filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to Registrant or Registrant's management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant's industry, Registrant's operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 2.01, Completion of Acquisition or Disposition of Assets

On December 10, 2015, FutureWorld Corp, a Delaware Corporation ("FWDG"), entered into a Purchase and Sale Agreement (the "PSA") with Net:X America Inc., an Oregon Corporation, located in Portland, Oregon (hereinafter referred to as “NXAM” or “Buyer”), to sell all of the assets of CB Scientific, Inc. (hereinafter referred to as “CB” or “SELLER”), which is a private Colorado Corporation, for stock. On February 10, 2016, FutureWorld Corp closed the CB Scientific Sale transaction. The Sale will be effective as of February 17, 2016 pending the completion of restructuring of NXAM due on February 16, 2016.

CB Scientific will be trading under the symbol CBSC.

Consideration for the sale and purchase of the Sellers Assets shall be in the form of financing commitment, shares of the Corporation as well as other items as set forth herein and as follows (collectively the “Consideration”):

a.	A purchase price paid for by the issuance of 57,105,263 shares of Common stock, par value $0.001, on the Closing Date (after recapitalization on February 17, 2016) to CB Scientific shareholders. All such common shares shall be received of the NXAM common shares under the requisite restriction of Rule 144 of the Securities Act.
b.	NXAM shall also issue to CB One share of Preferred Series A2 of NXAM with a thirty percent (30%) dividend of the yearly gross cash flow of the operations of CB. Such share shall not be sold or delivered to any party except for CB as a corporation. The rights to the dividend of revenue shall be designated by CB within thirty days of the execution of this agreement. Future revenue distribution shall be subject to separate agreement. CB will also receive thirty percent (30%) dividend of the yearly gross cash flow of any other operations, projects (Labs, schools, etc.) delivered by CB to the Company.
c.	CB shall with execution of this agreement be entitled to 25,000,000 shares of the common stock warrant of NXAM with the price for such warrant exercise being based on a 50% discount to the closing price of the stock on the date of execution of this agreement (post reverse capitalization). Such warrants shall be exercisable for a period of two years from the date of this agreement.

The Company has agreed, subject to certain exceptions with respect to unsolicited proposals, not to initiate, facilitate, solicit, encourage (including, without limitation, by way of furnishing non-public information) or accept any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an “acquisition proposal” or engage in, continue or otherwise participate in any discussions, communications or negotiations regarding an acquisition proposal. The Company also has agreed that its Board of Directors shall not approve or recommend, or publicly propose to approve or recommend, to the Company's shareholders any acquisition proposal or approve, authorize or permit or allow the Company to enter into any agreement, arrangement or understanding with respect to any acquisition proposal or enter into any agreement, arrangement or understanding in principle requiring the Company to abandon, terminate, or fail to consummate the transactions contemplated by, or breach any of its obligations under, the Asset Purchase Agreement.

The Asset Purchase Agreement also contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement. Such representations and warranties are made solely for purposes of the Asset Purchase Agreement and, in some cases, may be subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Asset Purchase Agreement and may have been qualified by disclosures that were made in connection with the parties' entry into the Asset Purchase Agreement.

In addition, certain representations and warranties set forth in the Asset Purchase Agreement may have been used for purposes of risk-allocation between CB and NXAM rather than establishing matters of fact. The representations and warranties contained in the Asset Purchase Agreement were made solely for the benefit of the parties thereto. Persons not party to the Asset Purchase Agreement, including, without limitation, the Company's shareholders and other investors, should not rely on the representations and warranties contained in the Asset Purchase Agreement, or any descriptions thereof, including those contained in this Current Report on Form 8-K (this “Report”), as characterizations of the actual facts or conditions applicable to CB product lines or any of the Company's other product lines or subsidiaries.

More information will be provided as to the completion of this agreement when available. This is our second spin-off so far. We are expecting more to follow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB Scientific, Inc.

/s/ Sam Talari

Sam Talari

Principal Executive Officer

Dated: April 06, 2016